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                                                                    EXHIBIT 10.6

        EXPLORATION LICENSE, MINERAL PURCHASE OPTION AND LEASE AGREEMENT

         THIS EXPLORATION LICENSE, MINERAL PURCHASE OPTION AND LEASE AGREEMENT is made this 7th day of OCTOBER, 1999 by and between William W. Lewis Equity Trust and David W. Lewis ("Owners"); and Delta International Mining and Exploration, Inc. ("Delta").

         A. Owners own and possesses Township 16 North, Range 24 East Section 19: NE1/4; NE1/4SW1/4; NW1/4SE1/4; containing 240 acres situated in Petroleum County, Montana. All ores, minerals, mineral rights, and the right to explore for, mine, remove the same and so much of the water rights as will be required or with the right to drill a water well, with ingress and egress over adjoining lands now owned by Owners shall be referred to collectively as "Mineral Property" and the remainder of the surface, water rights and improvements, easements, licenses, rights-of-way and other interests appurtenant thereto, shall be referred to collectively as the "Surface".

         B. The parties now wish to enter into an agreement giving Delta an exclusive license to explore the Mineral Property and the exclusive option to purchase the Mineral Property.

         THEREFORE, the parties have agreed as follows.

                                   SECTION ONE
                               EXPLORATION LICENSE

         1.1 GRANT OF EXPLORATION LICENSE. Owners hereby grant to Delta the exclusive right and option to enter upon and explore the Mineral Property. The Exploration License shall have a term of three (3) years commencing on execution of this agreement by both parties (the "Effective Date"). During the term of the license, Delta shall have the right to undertake geological, geophysical, and geochemical examinations of the Mineral Property; to sample the Mineral Property by means of pits, trenches, and drilling by any means; and to take bulk samples from the Mineral Property for the purpose of conducting mineralogical tests, etc. However, Delta shall not commence mining activities on the Mineral Property unless it exercises its option to purchase set forth in Section 2 below.

         1.2 PAYMENTS FOR EXPLORATION LICENSE. In consideration of this License, Delta shall pay Owners the sum of Three Thousand Dollars ($3,000.00) upon execution of this agreement.

         1.3 DELIVERY OF DATA. Following execution of this Agreement, Owners shall allow Delta to review and copy (at Delta's cost) all data and reports, if any, in the possession of Owners.

         1.4 TERMINATION OF EXPLORATION LICENSE. This exploration license shall terminate three (3) years from the Effective date, unless extended by mutual agreement of the parties. Delta shall have the right to terminate the License at any time and shall, upon delivery of a termination notice to Owners, be relieved of all further obligations after termination date.

         1.5 WORK COMMITMENT. The payment set forth in Section 1.2 above shall be in lieu of any work commitment on the Mineral Property, and Delta shall have no obligation, express or implied, to explore, develop, or mine the Mineral Property.

         1.6 ENVIRONMENTAL LIABILITIES. Owners shall remain solely liable and responsible for all environmental conditions and reclamation responsibilities which arose prior to the execution of this Agreement. Delta shall have responsibility for all environmental conditions and reclamation responsibilities arising from Delta's activities on the Surface after execution of this Agreement.



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                                   SECTION TWO
                                 OPTION TO LEASE

         2.1 GRANT OF OPTION. In consideration of the payment made in Section 1.2, Owner hereby grants to Delta the exclusive right and option to Purchase Owners' ownership interest, in and to all mineral interests, as defined in "A" above, and Lease so much of the Surface as needed and/or required for the sum of One Hundred Fifty Thousand Dollars ($150,000.00) The option shall have a term of five (5) years unless sooner terminated or canceled as hereinafter provided, and the Surface Lease shall run for 5 years or so long after the end of such term as there is production from the Mineral Property. The Lease shall commence on the date Delta gives Owners' notice of execution of Option to Purchase and makes a payment of Five Thousand Dollars ($5,000.00). In order to maintain the option in effect, Delta shall make the following annual option payments to owners:

         Anniversary of Option Date                    Option Payment
         --------------------------                    --------------

                     1                                  $   10,000.00

                     2                                  $   15,000.00

                     3                                  $   25,000.00

                     4                                  $   35,000.00

                     5                                  $   60,000.00

         2.2 EXERCISE OF OPTION. Delta shall elect (a) to terminate this Agreement and relinquish the Mineral Property and Surface to Owners in accordance with Section 6.1 below, or (b) to exercise its option and purchase the Mineral Property for the price set forth in Section 2.1 and Lease so much of the Surface as is needed and/or required. During the term of the 5 year Option, if Delta elects to purchase the Mineral Property, the parties shall open an escrow account and proceed to complete the sales transaction within sixty (60) days following Delta's election. Owners shall deposit a Warranty Deed into the escrow account conveying the Mineral Property to Delta, and Delta shall deposit the purchase price in to escrow. Upon deposit of both the deed and purchase payment, the deed shall be released and recorded, and the initial payment shall be delivered to owners. Delta shall bear all of the costs of escrow.

         The parties acknowledge that Delta shall have the right to terminate the option at any time in accordance with Section 6 below.

                                  SECTION THREE
                              CONDUCT OF OPERATIONS

         3.1 RIGHT TO EXPLORE. Following the execution of this Agreement, Delta shall have the right to make geological investigations and surveys, to drill on the Surface by any means, and to have all the rights and privileges incident to Owner's ownership of the Mineral Property. However, Delta shall not commence development or mining operations on the Mineral Property unless it has executed the option to purchase the Mineral Property in accordance with Section 2 above.

         3.2 CONDUCT OF WORK. Delta shall perform its activities on the Mineral Property in accordance with good mining practices, shall comply with the applicable laws and regulations relating to the performance of exploration operations on the Mineral Property, and shall comply with the applicable worker's compensation laws of the State of Montana.

         3.3 LIABILITY. During the term of the Agreement, Delta shall indemnify and hold Owner harmless from any claims, demands, liabilities or liens arising out of Delta's activities on the Mineral Property.



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         3.4 LIENS. Delta shall keep the Mineral Property free and clear from any and all mechanics' or laborers' liens arising from labor performed on or material furnished to the Mineral Property at Delta's request.

         3.5 INSTALLATION OF EQUIPMENT. Delta may install, maintain, replace, and remove during the term of this Agreement any and all machinery, equipment, tools, and facilities which it may desire to use in connection with its exploration activities on the Mineral Property. Upon termination of this Agreement for any reason, Delta shall have a period of ninety (90) days following such termination during which it may remove all or part of the above items at its sole cost and expense. Any equipment remaining on the Mineral Property after ninety (90) days shall become property of Owners.

         3.6 ACQUISITION OF PERMITS. Delta shall acquire all federal, state and county permits required for its operations. In the event that Delta is required to post a reclamation bond, the bond will revert to Delta upon satisfactory completion of the reclamation program.

                                  SECTION FOUR
                               INSPECTION BY OWNER

         During the term of this Agreement, Owner, or their authorized agents or representatives, shall be permitted to enter upon the Mineral Property for the purpose of inspection. Owners shall enter upon the Mineral Property at their own risk and so not to hinder unreasonably the operations of Delta. Owners shall indemnify and hold Delta harmless from any damage, claim, or demand by reason of injury to Owners or their agents or representatives on the Mineral Property or the approaches thereto.

                                  SECTION FIVE
                                      TAXES

         Delta shall pay all taxes levied or assessed upon any improvements placed on the Mineral Property by Delta. Upon termination of this Agreement for any reason, taxes shall be paid by Delta for the remaining portion of the calender year. However, Owner shall not be liable for taxes on any tools, equipment, machinery, facilities, or improvements placed upon the Surface unless Delta fails to remove them within the time provided by this Agreement.

                                   SECTION SIX
                             TERMINATION AND DEFAULT

         6.1 TERMINATION. Delta shall have the right to terminate this Agreement at its sole discretion at any time upon written notice to Owners. Upon termination, Owners shall retain all payments previously made as liquidated damages and this Agreement shall cease and terminate. Delta will also deliver a Quitclaim Deed to Owners.

         6.2 DEFAULT. If Delta fails to perform its obligations under this Agreement and in particular fails to make any payment due to Owners hereunder, Owners may declare Delta in default by giving Delta written notice of default which specifies the obligation(s) which Delta has failed to perform. If Delta fails to remedy or satisfactorily respond to a notice of default within sixty
(60) days, Owners may terminate this Agreement and Delta shall peaceably surrender possession of the Mineral Property to Owners. Notice of termination shall be in writing and served in accordance with this Agreement.

         6.3 OBLIGATIONS FOLLOWING TERMINATION. In the event of voluntary or involuntary termination, Delta shall surrender possession of the Mineral Property to the Owners and shall have no further liability or obligation under this Agreement except for its obligation (1) to pay its apportioned share of taxes, as provided for in Section Five, (2) to pay the cost of removal of all equipment, (3) to fulfill its reclamation responsibility, and (4) to satisfy any accrued obligations or liabilities, and (5) to satisfy any other obligation imposed by this agreement or by law.



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                  F.       Upon termination of this Agreement, except
                           termination upon Delta's exercise of the Option, Delta will provide a copy of all drilling logs, assays, maps and other factual data which Delta has prepared in connection with its exploration and development of the Mineral Property under this Agreement.

                                  SECTION SEVEN
                              NOTICES AND PAYMENTS

         7.1 NOTICES. All notices to Delta or Owners shall be in writing and shall be sent certified or registered mail, return receipt requested, to the addresses below. Notice of any change in address shall be given in the same manner.

         TO Owners:          William & David Lewis
                             100 Fountain Terrace Dr.
                             Lewiston, MT  59457

         TO Delta:         Peter C. Ellsworth, Director
                           Delta International Mining and Exploration, Inc.
                           P.O. Box 7495
                           Missoula, MT 59807

         7.2 PAYMENTS. All payments shall be in U.S. currency payable to Owners at the address above.

                                  SECTION EIGHT
                                   ASSIGNMENT

         Delta may assign this Agreement at any time, in whole or in part, upon the prior notification to Owners. Owners, prior to conveying their interest under this Agreement to any other party, shall first offer Delta a 60-day opportunity to acquire Owners' interests on the same terms and conditions offered by a third party

                                  SECTION NINE
                                WARRANTY OF TITLE

         9.1 WARRANTY. Owner warrants and represents that they are the owners of the Mineral Property and Surface as described; that Owners have created no Liens or encumbrances affecting the Mineral Property; and that Owners have and will continue to have the right to commit the Mineral Property and Surface to this Agreement.

         9.2 EXAMINATION OF TITLE DOCUMENTS. Promptly after execution of the Option to Purchase section of this Agreement, Owners shall deliver to Delta available copies of all documents bearing upon Owners' title, interest, and ownership in the Mineral Property. Delta may then undertake such further investigation of the title and status as Delta shall deem necessary. If that investigation should reveal defects in the title, Delta agrees to proceed forthwith to cure the title defects to their own satisfaction.

         9.3 ADDITIONAL INTEREST. If Owners acquire an interest in the mineral estate, which is greater than the estate therein at the signing of this Agreement, Delta shall proportionately increase the terms of this agreement, upon receipt of documents officially indicating such increase in ownership of the mineral estate, including but not limited to, any and all mineral royalties.



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                                   SECTION TEN
                            MISCELLANEOUS PROVISIONS

         10.1 BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors, and assigns.

         10.2 APPLICABLE LAW. The terms and provisions of this Agreement shall be interpreted in accordance with the laws of the State of Montana.

         10.3 ENTIRE AGREEMENT. This Agreement terminates and replaces all prior agreements, either written, oral or implied, between the parties hereto, and constitutes the entire agreement between the parties.

         10.4 RECORDING MEMORANDUM OF AGREEMENT. The parties hereto agree to execute a Memorandum of this Agreement (short form) for the purpose of recording same in the records of Petroleum County, Montana so as to give public notice, pursuant to the laws of the State of Montana, of the existence of this Agreement.

         10.5 VOID OR INVALID PROVISIONS. If any term, provision, covenant or condition of this agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications there of not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

         10.6 TIME OF THE ESSENCE. Time is of the essence of this Agreement and each and every part thereof.

         10.7 CONFIDENTIALITY. All reports and data provided by Delta to Owners shall be held in strictest confidence, and Owners shall not disclose such information without Delta's prior written consent.

                                 SECTION ELEVEN
                                  SURFACE OWNER

         11.1 SURFACE OWNER. The Surface Owner now wishes to enter into this agreement giving Delta the exclusive right to Lease so much of the surface as is needed and/or required to explore for, mine, produce and remove the Mineral Property, as defined above in A. In consideration for the right to use so much of the surface as is needed and/or required, Delta will pay Surface Owners $20.00 per acre per year for grazing land and $50.00 per acre per year for crop land taken out of production until the time Delta reclaims the land to its original productivity. Delta also agrees to pay Surface Owners $1,000.00 per acre for crop land and $500.00 per acre for grazing land as compensation for any land taken out of permanent grazing or farming production.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Owners:

/s/ William W.  Lewis                       /s/ David W.  Lewis
-----------------------------------         ------------------------------------
William W. Lewis                            David W. Lewis

                                Delta International Mining and Exploration, Inc.

                                By: /s/ Peter Ellsworth
                                    ---------------------------------------
                                        Peter C.  Ellsworth, Director




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STATE OF MONTANA                    )
                                    )ss:
COUNTY OF FERGUS                    )

         On this 7th day of OCTOBER, in the year 1999, before me, a Notary Public in and for said state, personally appeared Peter C. Ellsworth, who is Director of Delta International Mining and Exploration, Inc., personally known (or proved) to me to be the person who executed the above instrument, and acknowledged to me that he executed the same for purposes stated therein.

                                       /s/ Cindie L. Fitch
                                       -----------------------------------------
                                       Notary Public
                                       My Commission Expires Nov. 15, 2002


STATE OF MONTANA                    )
                                    )ss:
COUNTY OF FERGUS                    )

         On this 7th day of OCTOBER, in the year 1999, before me, a Notary Public in and for said state, personally appeared William W. Lewis, who is the Trustee of the William W. Lewis Equity Trust, personally known (or proved) to me to be the person who executed the above instrument, and acknowledged to me that he executed the same for purposes stated therein.

                                       /s/ Cindie L. Fitch
                                       -----------------------------------------
                                       Notary Public
                                       My Commission Expires Nov. 15, 2002



STATE OF MONTANA                    )
                                    )ss:
COUNTY OF FERGUS                    )

         On this 7th day of OCTOBER, in the year 1999, before me, a Notary Public in and for the county of FERGUS , State of Montana, duly commissioned and sworn, personally appeared David W. Lewis, who acknowledged to me that he executed the above Mining Exploration and Option Agreement.

                                       /s/ Cindie L. Fitch
                                       -----------------------------------------
                                       Notary Public
                                       My Commission Expires Nov. 15, 2002



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